MORGAN STANLEY SYSTEMATIC VOLATILITY INDEX SUPPLEMENT Filed Pursuant to Rule
424(b)(2) (To Prospectus dated November 21, 2011) Registration Statement No.
333-178081

GLOBAL MEDIUM-TERM SECURITIES, SERIES F Senior Securities

Morgan Stanley Systematic Volatility Index Information

Investing in the securities involves risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on page IS-10 and in the relevant preliminary terms or pricing supplement, the accompanying product supplement and the accompanying prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this index supplement, the accompanying product supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY
February 6, 2014

Table of Contents
Summary of the Morgan Stanley Systematic Volatility Index (ER) (SM)                                                           IS-3
Risk Factors                                                                                                                  IS-10
Description of Index Methodology                                                                                              IS-15
We, Morgan Stanley, may from time to time offer and sell securities linked to the Morgan Stanley Systematic Volatility Index
(the "Index") or to a weighted basket of components that includes the Index. This index supplement describes the Index to which the securities may be linked, as well as related matters concerning the fact that an affiliate of Morgan Stanley is both the sponsor and publisher of the Index. Additional terms that will generally apply to the securities are described in the accompanying product supplement or preliminary pricing supplement.
This index supplement supplements the terms described in the accompanying product supplement or preliminary pricing supplement and the accompanying prospectus. Separate preliminary terms or a separate pricing supplement, as the case may be, will describe terms that apply specifically to the securities, including any changes to the description of the Index specified below.
If the terms described in the relevant preliminary terms or pricing supplement are inconsistent with those described herein or in any accompanying product supplement or the accompanying prospectus, the terms described in the relevant preliminary terms or pricing supplement will control. In addition, if this index supplement and any accompanying product supplement contains information relating to the Index to which the securities are linked, the information contained in the document with the most recent date will control.

                                                                            IS-2

Summary of the Morgan Stanley Systematic Volatility Index (ER)(SM)

[] Historically, volatility has generally exhibited negative correlation with equities, making an investment in volatility potentially an effective addition to help diversify an equity portfolio against significant equity market downturns. However, this negative correlation, combined with the often high cost of investing in volatility in stable markets, can make it expensive to invest in volatility over the long term.  [] The Morgan Stanley Systematic
Volatility Index (ER)(SM) (the "Index") is a quantitative and rules-based index developed by Morgan Stanley, which is intended to provide long exposure to implied volatility in periods of rising volatility while avoiding the high cost of maintaining that exposure in generally stable volatility environments.
It implements two index strategies to address different market environments.
These strategies, if the index methodology implements the correct strategy in a timely fashion, can result in gains during market conditions of quickly rising volatility, while limiting the cost of carry and potentially providing modest gains in generally stable volatility environments.

[] The Index does not track realized volatility; rather, it is an investable index designed to provide a long exposure to volatility in rising volatility environments, taking a notional long position in short-term  VIX futures during periods of rising market stress. Short-term  VIX futures are typically the most reactive VIX futures to changes in risk sentiment.

[] In generally stable volatility environments, the Index targets a
flat-to-positive    carry by notionally selling nearer- dated and notionally
buying longer-dated VIX futures to obtain volatility term risk premiums. This process of notionally buying and selling VIX futures contracts of different maturities is expected to result in modest gains in these volatility environments. The Index focuses on the VIX futures term structure curve to maximize the positive carry while maintaining a roughly net-neutral  volatility position over the longer term through both long and short exposures to VIX futures contracts, except for the adjustments made according to the next paragraph.

[] In generally stable volatility environments, the Index adjusts the ratios of the VIX futures held, notionally selling more nearer-dated VIX futures when the
VIX futures term structure curve is steep, to enhance the positive carry, and reducing its short exposure to nearer-dated  VIX futures as the VIX futures term structure curve flattens to protect against rises in volatility. As a result of such adjustments, the Index may not be net neutral in its long and short exposures.

[] The Index transitions between the two index strategies based on the momentum of volatility movements and the shape of the VIX futures term structure.
Historically, these metrics have been effective signals of upcoming changes in risk sentiment.

Overview of Index Methodology

 Carry Strategy

[] Long 3m/short 2m futures  [] Allocation based on term structure

[] Reallocate to Long Volatility when: - Volatility is rising and - Curve inverts [] Reallocate in 25% increments [] Shift back when both conditions are not met

* Transaction costs deducted

Long Volatility Strategy

[] Long 1m futures

                                                                            IS-3

Key features of the Index:

[]   In a rising volatility environment, the Index provides notional long exposure to short-term VIX futures contracts, seeking to benefit from the gains those contracts should have in that environment.

[]   In generally stable volatility environments, the Index implements a long/short VIX futures strategy, seeking to minimize the losses that would occur if the Index were in the long strategy during these periods and, secondarily, maximize positive carry that may be available when notionally investing in potentially offsetting long and short positions in VIX futures contracts.

[]   The Index transitions between the two strategies based on the momentum of volatility movements and VIX futures term structure signals, which can function as early warning signs for shifts in the volatility environment.

[]   Transaction costs are deducted daily from the Index level for each futures contract that is notionally traded under the Index rules.

[]   The levels of the Index are calculated daily by Morgan Stanley and Co. LLC
     (the "Calculation Agent") and published on Bloomberg under the ticker
     "MSUSVXHE Index. "

[]   The Index was designed and is sponsored by Morgan Stanley and Co. LLC (the
     "Index Sponsor").

Performance in the tables and graphs below is simulated performance from
December 20, 2005 to October 10, 2012 and actual performance from October 10,
2012 (the inception date of the Index) onward.

                                                                            IS-4

Simulated and Actual Index Performance

Use of Simulated Returns
Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between December 20, 2005 and October 10, 2012, prior to its actual existence. The results obtained from such back-testing should not be considered indicative of the actual results that might be obtained from an investment in the Index. The actual performance of the Index may vary significantly from the results obtained from back-testing. Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance. Morgan Stanley provides no assurance or guarantee that securities linked to the Index will operate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. In addition, results obtained from back-testing include hypothetical results that do not reflect the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the Index, would have paid or actually paid and do not account for all financial risks that may affect the actual performance of any such investment. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate. Actual results will vary, perhaps materially, from the simulated returns presented in this index supplement.

The graphs below show the comparison of retrospective and historical performance of the Index with that of the S&P 500® Index, and the correlation of the performance of the Index with that of the S&P 500® Index. Such comparisons are for information purposes only. No assurance can be given that the Index will outperform the S&P 500® Index in the future; nor can assurance be given that the Index will not significantly underperform the S&P 500® Index in the future. Similarly, no assurance can be given that the correlation between the levels of the Index and the S&P 500® Index will exhibit the same pattern in the future.

Index Returns: Retrospective and Historical Performance



S&P 500 (left axis)
MS Systematic Volatility Index (right axis)
1800
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0
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Jun-12
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Jun-13
Dec-13

Index Correlation: 6-Month Rolling Correlation* vs. S&P 500® Index



S&P 500 (left axis)
6m Correlation: S&P 500 vs. MS Systematic Volatility (right axis)
1800
1600
1400
1200
1000
800
600
400
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0
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Jun-06
Dec-06
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Jun-08
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Jun-09
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Jun-10
Dec-10
Jun-11
Dec-11
Jun-12
Dec-12
Jun-13
Dec-13

* The graph above shows the correlation between the Index and the S&P 500® Index for rolling 6-month periods. Correlation measures the extent to which the values of two assets go up or down at the same time.

The vertical dotted line in the graphs above indicates the inception date of the Index of October 10, 2012. Data based on simulated returns from December 20, 2005 to October 10, 2012 and actual returns thereafter.
See "Use of Simulated Returns" above.

IS-5

Index Returns[1]

	12/20/2005-10/10/2012	2006	2007	2008	2009	2010	2011	2012	2013	2014[2]
Returns	35.3%	9.3%	28.1%	174.6%	8.5%	20.7%	49.0%	3.3%	-21.4%	5.4%
Volatility (annualized)	9.1%	7.0%	10.5%	18.4%	0.9%	6.1%	17.7%	1.7%	1.8%	7.7%
Returns/Volatility	3.89	1.34	2.68	9.49	9.79	3.39	2.76	1.91	-11.72	0.70

Data based on simulated returns from December 20, 2005 to October 10, 2012 and actual returns thereafter.

1 All returns except year-to-date 2014 returns are annualized.

2 Year-to-date 2014 returns are not annualized (as of February 5, 2014).

IS-6

Simulated and Actual Return, Risk and Allocation Data

The graph and table below show the comparisons of various performance-related statistics, such as index return and volatility, among others, of the Index with those of certain S&P volatility indices. Such comparisons are for information purposes only. No assurance can be given that the Index will outperform any of the S&P volatility indices in the future; nor can assurance be given that the Index will not significantly underperform any of the S&P volatility indices in the future. Similarly, no assurance can be given that the relative volatility levels of the Index and the S&P volatility indices will remain the same in the future.

Morgan Stanley Systematic Volatility Index vs. Benchmark Indices



S&P 500 (left axis)
S&P Short Term VIX Futures Index (right axis)
S&P Mid Term VIX Futures Index (right axis)
S&P Dynamic VIX Futures Index (right axis)
MS Systematic Volatility Index (right axis)
1600
1400
1200
1000
800
600
400
200
0
9000
8000
7000
6000
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0
Dec-05
Mar-06
Jun-06
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Mar-08
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Sep-08
Dec-08
Mar-09
Jun-09
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Mar-10
Jun-10
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Dec-10
Mar-11
Jun-11
Sep-11
Dec-11
Mar-12
Jun-12
Sep-12
Dec-12
Mar-13
Jun-13
Sep-13
Dec-13

The vertical dotted line in the graph above indicates the inception date of the Index of October 10, 2012. Data based on simulated returns from December 20, 2005 to October 10, 2012 and actual returns thereafter.
See page IS-5 "Use of Simulated Returns."

Index Returns

	Morgan Stanley Systematic Volatility Index	S&P 500 Index	S&P 500 Short-Term VIX Futures Index[6]	S&P 500 Mid-Term VIX Futures Index[7]	S&P 500 Dynamic VIX Futures Index[8]
12 Month Return	-14.7%[1]	15.9%	-42.4%	-23.3%	-14.8%
3 Year Return (Annualized)	8.3%[2]	9.9%	-50.6%	-30.9%	-8.4%
5 Year Return (Annualized)	9.0%[3]	15.7%	-61.1%	-29.1%	-2.9%
Full Period Return (Annualized)	25.2%[4]	4.1%	-41.6%	-11.6%	12.1%
Full Period Volatility (Annualized)	8.6%	5.3%	40.7%	10.4%	6.1%
Full Period Sharpe Ratio	0.86	0.18	-0.65	-0.36	0.49
Maximum Yearly Drawdown[5]	-28.06%	-52.58%	-85.03%	-63.36%	-35.03%

1 Returns for the Index are from February 5, 2013 to February 5, 2014.
2 Returns for the Index are from February 5, 2011 to February 5, 2014 including simulated returns from February 5, 2011 to October 10, 2012 and actual returns thereafter.
3 Returns for the Index are from February 5, 2009 to February 5, 2014 including simulated returns from February 5, 2009 to October 10, 2012 and actual returns thereafter.
4 Returns for the Index are from December 20, 2005 to February 5, 2014 including simulated returns from December 20, 2005 to October 10, 2012 and actual returns thereafter.
5 Maximum peak-to-trough decline over a rolling 12-month period.
6 S&P 500 Short-Term VIX Futures Index measures the return from a rolling long position in the first- and second- month VIX futures contracts.
7 S&P 500 Mid-Term VIX Futures Index measures the return from a rolling long position in the fourth-, fifth-, sixth- and seventh-month VIX futures contracts, and rolls continuously throughout each month while maintaining positions in the fifth- and sixth-month contracts.
8 The S&P 500 Dynamic VIX Futures Index dynamically allocates between the S&P 500 Short-Term VIX Futures Index and S&P 500 Mid-Term VIX Futures Index, by monitoring the steepness of the implied volatility curve, to provide a cost-efficient exposure to forward implied volatility.

IS-7

The chart below illustrates the Index allocations to the two index strategies during the period from December 2005 through February 5, 2014. "Carry Strategy"
allocation represents the Index allocation to the strategy of long
3-months/short 2-months VIX futures, whereas "Long Volatility" allocation represents the Index allocation to the strategy of long 1-month VIX futures.

"Carry Strategy" vs "Long Volatility" Allocations

Carry Strategy Allocation (left axis)

MS Systematic Volatility Index (right axis)

The vertical dotted line in the graph above indicates the inception date of the
Index of October 10, 2012. Data based on simulated returns from December 20,
2005 to October 10, 2012 and actual returns thereafter. See page IS-5 "Use of
Simulated Returns."

                                                                            IS-8

Adding a 10% or a 20% Index overlay to a sample portfolio linked to the SandP 500 would have decreased drawdowns and volatility while boosting returns, raising the risk adjusted returns to 0.36 and 0.60 respectively, from 0.18 over the last eight years. The chart below illustrates the benefits of such an overlay.

Morgan Stanley Systematic Volatility Index Overlay on SandP 500 portfolio

MS Systematic Volatility Index (left axis)

SandP 500 (right axis)

80% SandP 500 (PR) + 20% MS Systematic Volatility Index (right axis)

90% SandP 500 (PR) + 10% MS Systematic Volatility Index (right axis)

The vertical dotted line in the graph above indicates the inception date of the
Index of October 10, 2012. Data based on simulated returns from December 20,
2005 to October 10, 2012 and actual returns thereafter. See page IS-5 "Use of
Simulated Returns."

                                                                            IS-9

Risk Factors

The following is a non-exhaustive list of certain key risk factors related to the Index and for investors in securities linked to the Index. For further discussion of these and other risks, you should read the relevant pricing supplement and prospectus or offering documents. You should also consult with your investment, legal, tax, accounting and other advisors in connection with the Index and any instrument linked to the Index.

General Index Risk Considerations:

The Index performance is subject to market risk and to significant declines in any future period.  Consequently, an investment linked to the Index may suffer severe losses as a result of significant declines in the Index.

The Index may not consistently reflect the intended or desired volatility exposure if reallocation or rebalancing conditions are not met, or reallocation or rebalancing proceeds in a manner that adversely affects the Index level. For instance, under certain circumstances, the weights of the Two-Month Constant
Maturity Portfolio and the Three-Month Constant Maturity Portfolio won't be
rebalanced to match their respective target weights unless the difference between their respective actual weights and target weights is greater than 10%
of their respective target weights.

The Index could decline significantly in value if there is a large inversion of the VIX futures term structure while the Index is in the Carry Strategy, or a large decline in one-month VIX futures prices while the Index is in the Long
Volatility Strategy.

Because costs associated with trading the underlying VIX futures contracts are included in the Index calculation, the Index strategies must be sufficiently successful to offset the effect of such costs. Because the costs of rolling VIX futures contracts are subtracted from the value of the Index each trading day and upon each index rebalancing or reallocation, the Carry Strategy or the Long
Volatility Strategy, as applicable, has to be sufficiently successful to offset these costs and avoid a negative return. If the Index strategies were not sufficiently successful, the Index would produce a negative return, which could be significant. The costs of rolling VIX futures contracts that are deducted from the calculation of the levels of the Index are intended to approximate the costs that would be experienced by a professional investor seeking to replicate the Index strategies. The actual costs that would be incurred if a professional investor were to seek to replicate the Index's strategies may be higher or lower than the transaction costs deducted from the calculation of the
Index.

The Index can produce negative returns. The methodology was developed based on historical data and conditions and there can be no assurances that the methodology can either generate positive performance in the future or will provide hedging and diversification benefits for holders of long equity positions in all conditions. As such, past performance of the Index (actual or simulated) is not a reliable indication of future performance.

The Index's strategies may not succeed under certain market conditions. The
Long Volatility Strategy performs best in a rising volatility environment and the Carry Strategy performs best in an environment where the price curve of the
VIX futures contracts is concave, which is typically associated with stable or declining realized volatility. However, if volatility is expected to be stable over an extended period of time, neither strategy will perform as well as in their respective ideal volatility environments. At the same time, because the weightings of the VIX futures contracts in the Constant Maturity Portfolios are constantly adjusted in order to maintain their respective time-weighted volatility exposure, and such adjustments would incur transaction costs, an investment linked to the Index will be adversely affected under such circumstances due to the transaction costs.

Index Reallocation Risks:

Rapid changes in the volatility environment could cause the Index to decline.
The assumption underlying the index reallocation is that the reallocation conditions, including the rolling four business day window and 25% targeted daily incremental reallocation process, are met before the volatility environment changes drastically. However, if the market environment changes rapidly and either the Reallocation Signal does not indicate a change between the two index strategies or the Index does not reallocate quickly enough, the
Index will decline, possibly significantly.

Index reallocation and rebalancing will increase transactions costs. The shift between the two index strategies, and adjustments of the weightings of the VIX futures contracts within each Constant Maturity Portfolio to maintain its time-weighted exposures potentially increase the turnover in exposure to the underlying VIX future contracts, which will increase the frequency of

                                                                           IS-10

rebalancing events and result in increased transaction costs. See the risk factors "Impact of costs on Index returns" below and "Because costs associated with trading the underlying VIX futures contracts are included in the Index calculation, the Index strategies must be sufficiently successful to offset the effect of such costs" above for further information.

Risks Related to the Carry Strategy:

While the Carry Strategy is designed to extract the volatility risk premium as a result of the typical relationship observed historically that the term structure curve is steeper at the shorter maturity than it is at the longer maturity, there can be no assurances that such relationship will hold going forward, especially over any short-run or medium-run investment horizon or during periods of market stress (regardless of their duration). Past performance of the Carry Strategy (actual or simulated) is not a reliable indication of future performance.

A term structure inversion while in the Carry Strategy would result in negative returns. In the event of an inversion of the two- to three-month portion of the
VIX futures term structure (See Box 2 above), the exposures reflected by the
Carry Strategy will have a negative return because the rolling of the notional short position will result in greater losses than the gains attributable to rolling the long position, and this will cause the Index to decline. In addition, while the long position in three-month VIX futures in the strategy are designed to offset losses from the short position in two-month VIX futures in the strategy, should volatility rise, there is no guarantee that the positions will offset each other. And as a result, the Index will suffer decline.

The Carry Strategy may fail to benefit from roll yield as intended. The target weight of the Two-Month Constant Maturity Portfolio is a function of (1) the
Beta, or volatility-adjusted correlation, between the levels of the Two-Month
Constant Maturity Portfolio and the levels of the Three-Month Constant Maturity
Portfolio and (2) the current steepness of the term structure of two-month to one-month VIX futures. This resulting weighting may fail to be appropriate for the volatility environment, and may not generate positive performance from rolling the VIX futures contracts as is intended.

An increase in volatility without a reallocation to the Long Volatility
Strategy would result in negative returns. The conditions for the shift between the two index strategies have been designed based on empirical historical market

observations. However, this may not be a reliable indication of future market conditions and accordingly the Carry Strategy may be more heavily weighted to a short exposure to volatility when, in fact, volatility is spiking higher. This would cause a significant decline in the Index. Gradual increases in volatility could also have a negative impact on performance of the Index without triggering a shift to the Long Volatility Strategy.

The Index may not be invested according to the Carry Strategy at a beneficial time, and may fail to capture returns from declines in volatility. If the Index is in the Long Volatility Strategy and volatility declines and the term structure steepens, the Index will fail to capture the potential positive returns from these events and instead will decline. While the intention of reallocation to the Carry Strategy is to capture declines in volatility and a steepening of the VIX futures term structure as volatile market conditions normalize, the Carry Strategy will not be fully implemented to reflect the desired exposure until the conditions for reallocating to the Carry Strategy have been met for the required rolling four business day period. In addition, changes in target weights due to reallocations will occur in daily increments of 25%. As a result, it will take eight business days from the business day on which the daily signal was first triggered to switch completely from the Long
Volatility Strategy to the Carry Strategy.

Risks Related to the Long Volatility Strategy:

While the Long Volatility Strategy is designed to benefit from an increase in volatility, there can be no assurances that it will benefit during these market conditions in the future, especially over any short-run or medium-run investment horizon or during periods of market stress (regardless of their duration). Past performance of the Long Volatility Strategy (actual or simulated) is not a reliable indication of future performance.

Declines in equity volatility or a steepening of term structure while in the
Long Volatility Strategy could result in negative returns. The return of the
Long Volatility Strategy is affected by equity market volatility. During periods when volatility levels are stable (whether high or low), the return from such volatility exposure is low and in some cases could be negative. In a decreasing volatility environment or one where the shape of the VIX futures term structure is upward sloping, the return of the long volatility exposure will tend to be negative. The Long Volatility Strategy is designed to perform well in conditions of increasing volatility in equity markets but is

                                                                           IS-11

not designed to perform as well in periods of stable or falling volatility levels.

Market and Volatility Risk:

The return of the Index is directly linked to the exposures reflected by the
Carry Strategy and the Long Volatility Strategy.  These reflect the allocation of the Index into specific long and short positions in the Constant Maturity
Portfolios. The mark-to-market value of the VIX futures reflected by each of the Constant Maturity Portfolios is impacted by perceptions of future market volatility, and by a number of other market factors that may change unpredictably, including corporate actions, macroeconomic considerations, speculation and government intervention. This market risk may adversely affect the value of the exposures reflected by the Long Volatility Strategy and the
Carry Strategy, and ultimately result in a decline of the level of the Index.

Impact of costs on Index returns:

Calculation of the Index level includes costs associated with trading the underlying VIX futures contracts. The number of contracts of a given VIX futures expiration to be increased or decreased as a result of (i) the daily rolls of the Constant Maturity Portfolios in order to maintain their respective time-weighted, or constant maturity, exposures, (ii) rebalancing the weights of the Constant Maturity Portfolios to match their respective target weights and
(iii) adjusting the target weights of the Constant Maturity Portfolios in connection with index reallocations between the Carry Strategy and Long
Volatility Strategy based on the Reallocation Signal, are determined on a net basis across listed VIX futures before any costs are calculated. Because the costs of rolling VIX futures contracts are subtracted from the value of the
Index each trading day and upon each index rebalancing or reallocation, the
Carry Strategy or the Long Volatility Strategy, as applicable, has to be sufficiently successful to offset these costs and avoid a negative return.

Index Performance:

When considering any investment, the return of which is linked to the performance of the Index, prospective investors should be aware that the level of the Index can go down as well as up and the performance of the Index in any future period may not mirror its past performance. Any investment linked or related to the Index may not necessarily be the same as an investment in the underlying instruments of the Index at that time and may not reflect the return that could have been realized by an investor who entered into the hypothetical positions. The Index can, in certain circumstances, decrease to zero.

Index Disruption:

The Index is subject to adjustments upon the occurrence of certain Index
Adjustment Events (including Price Source Disruption and Hedging Disruption).
See "Description of Index Methodology--Index Adjustment Events" below for further details. As a consequence of the occurrence of any such Index
Adjustment Event, the Index Sponsor may exercise an amount of discretion in relation to the Index (including changing the methodology of the Index, making adjustments to the composition of the Index and terminating the Index) and the exercise of such discretion may have an adverse impact on the Index level and, consequently, any security, instrument or transaction linked to or calculated in reference to the Index. The maintenance and calculation of the Index depend on certain underlying data license agreements with third parties (in particular data license from CBOE, the sponsor of the VIX Index). In the event that any of these underlying data license agreements are terminated for any reason, the
Index Sponsor and/or the Calculation Agent may be unable to continue to compile and/or calculate the Index in its current form.

No Active Management:

The Index is quantitative and rules-based, and is not actively managed by
Morgan Stanley or its affiliates (the "Morgan Stanley Group") or any third party.

Accordingly, the Index will not be actively adjusted to reflect market conditions or to effect changes in the target weights of the Constant Maturity
Portfolios. The Morgan Stanley Group is not acting as a fiduciary for, or an advisor to, any investor in respect of the Index.

Morgan Stanley Conflicts of Interest:

Morgan Stanley and its affiliates may from time to time engage in transactions involving the underlying components of the Index for their proprietary accounts and/or for accounts of their clients, and may act as market-maker in such underlying components. Such activities may not be for the benefit of the holders of investments linked to the Index and may have a positive or negative effect on the value of the underlying components and consequently on the value of the Index. Morgan Stanley and its affiliates may issue derivative instruments on the underlying components and the use of such derivatives

                                                                           IS-12

may affect the value of the underlying components and consequently the value of the Index. Morgan Stanley and its affiliates may enter into hedging transactions in respect of the underlying components or related derivative instruments that may affect the value of such underlying components or derivative instruments. In addition, the unwinding of such hedging transactions may affect the value of such underlying components or derivative instruments, which in turn may affect the value of the Index. Morgan Stanley and its affiliates may benefit from gains from such hedging activity while your investments linked to the Index suffer losses.

Index Sponsor and Calculation Agent:

Morgan Stanley and Co. LLC as Index Sponsor and Calculation Agent retains the final discretion as to the manner in which the Index is calculated and constructed. The methodology may change without prior notice and such changes may affect the value of the Index. The Calculation Agent's calculations and determinations in relation to the Index shall be binding in the absence of manifest error. Such activities may present conflicts of interest which may affect the level of the Index.

Reliance on Information:

Calculations of the Index are based on information obtained from various publicly-available sources. Morgan Stanley has relied on these sources and has not independently verified the information from these sources.

Research:

Morgan Stanley may issue research reports on the underlying components of the
Index. These reports are entirely independent of the Calculation Agent's obligations to calculate the Index. Morgan Stanley will be under no obligation to make any adjustments to the Index based on such research.

Important Information:

Morgan Stanley does not make any representation that any result or return indicated herein would be achieved. Changes to the assumptions underlying the methodology of the Index may have material impacts on results or returns of the
Index. Additional information relating to the Index is available on request.
Morgan Stanley and others associated with it may deal as principal in, or own or act as market maker for, securities or instruments mentioned herein, and may also advise or seek to advise issuers of such securities and instruments. Past performance is not necessarily indicative of future results. Price and availability are subject to change without notice. Morgan Stanley does not give investment, tax, accounting and legal or regulatory advice, and prospective investors should consult with their professional advisors. This communication is not a product of Morgan Stanley's Research Departments and should not be regarded as a research recommendation. The material contained herein has not been based on a consideration of any individual client's circumstances and as such should not be considered to be a personal recommendation.

"Morgan Stanley Systematic Volatility Index" is a Morgan Stanley proprietary index. Any use of this Index or its name must be with the written consent of
Morgan Stanley.

Investment in securities linked to the Index is not equivalent to an investment in the Index.

Investments in securities linked to the Index require investors to assess characteristics and risk factors that may not be present in other types of transactions. In reaching a determination as to the appropriateness of any proposed transaction, you should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and economic consequences of such transaction in relation to your particular circumstances. This index supplement contains market data from various sources other than Morgan Stanley and its affiliates, and, neither Morgan Stanley nor any of its affiliates has independently verified the accuracy or completeness of such third-party's market data. All information is subject to change without notice. Morgan
Stanley and its affiliates may make a market or deal as principal in securities referencing the Index or in options, futures or other derivatives based thereon. Any retrospective or historical composite performance records included in this index supplement are hypothetical and it should be noted that the underlying components of the Index have not traded together in the manner shown in this index supplement. No representation is being made that the Index will achieve a composite performance record similar to that shown. In fact, there are frequently sharp differences between a hypothetical historical composite performance record and the actual record that the combined underlying components subsequently achieved.

This material is not a product of Morgan Stanley Research Departments.
Investments in securities

                                                                           IS-13

referencing the Index may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Morgan Stanley and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations of, issuers mentioned herein. Morgan Stanley is a member of
FINRA, NYSE, and SIPC. Clients should contact their salespersons at, and execute transactions through, a Morgan Stanley entity qualified in their home jurisdiction unless governing law permits otherwise.

"SandP([R])" and "SandP 500([R])" are trademarks of Standard and Poor's Financial
Services LLC ("SandP"). The Index is not sponsored, endorsed, or promoted by SandP.
SandP makes no representations or warranties to the owners of any investment linked to the Index or any member of the public regarding the advisability of any investment linked to the Index. SandP has no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the Index.

                                                                           IS-14

Description of Index Methodology

Introduction

The Morgan Stanley Systematic Volatility Index (ER)(SM) (the "Index") is a
quantitative and rules-based index developed by Morgan Stanley, which is intended to provide long exposure to volatility in periods of rising volatility while avoiding the high cost of maintaining that exposure in generally stable volatility environments. The Index utilizes two strategies, a Term Structure
Carry Strategy (the "Carry Strategy") and a Long Volatility Strategy (the "Long
Volatility Strategy"), and shifts between the two strategies depending on the particular volatility environment. These strategies are effected by taking different notional exposures to distinct portfolios of futures contracts on the
CBOE Volatility Index([R]) (the "VIX Index;" and the futures contracts on the
VIX Index, "VIX futures contracts"), each with a different constant maturity and deducting transaction costs as described below. The VIX Index is a measure of market expectations of near-term volatility in the U.S. equity market as derived from prices of options on the SandP 500([R]) Index.

The Index does not track realized volatility; rather, it is designed to identify signals of implied volatility, which is the market's expectation of future volatility. The Index's primary goal is to identify periods of rising volatility and to implement the Long Volatility Strategy during those periods, with the aim of realizing notional gains in its long position in a portfolio of
VIX futures contracts. If the Index correctly identifies those periods on a timely basis, its value is generally expected to increase, because a long position in VIX futures will generally increase in value as volatility rises.
The Index also aims to identify generally stable volatility environments, at which time the Index will implement the Carry Strategy, which seeks to benefit from taking both notional long and short exposures to VIX futures contracts, as described below. Moreover, by switching away from the Long Volatility Strategy, the Index attempts to avoid the high costs of remaining in the Long Volatility
Strategy during those generally stable volatility environments. If the Index correctly identifies those periods on a timely basis, its value is expected to remain relatively stable in that scenario. If the Index does not correctly identify the volatility environment or does not implement the correct strategy on a timely basis, the Index could suffer

potentially severe losses. See "Risk Factors" above for further details on this and other risks.

The level of the Index is calculated and published daily by the Calculation
Agent and displayed by Bloomberg under the ticker symbol "MSUSVXHE Index."
Publication of the Index began on October 10, 2012. The Calculation Agent has retrospectively calculated hypothetical index levels as if the Index existed as of December 20, 2005 with an initial index level of 1,000, using historical data and the same methodology as is currently employed.

Box 1: Volatility, Realized Volatility and Implied Volatility Volatility is a
statistical measure of how much an asset's return varies from the mean of the returns over a period of time. The more an asset's returns vary, the higher its volatility is, and its perceived riskiness is higher as well (other things being equal). Volatility does not identify the direction of the asset's price movements, but rather the magnitude of changes in those prices.

Realized volatility of an asset is a measurement of the asset's volatility based on actual returns observed over a period of time.

Implied volatility of an asset, on the other hand, reflects the market's expectation of the asset's volatility over a future period of time, derived from market prices of listed options on the asset on the basis that those prices reflect the expected volatility of the asset.

The Carry Strategy

The Carry Strategy is designed to extract the "term structure risk premium" of
VIX futures contracts in an environment where volatility is expected to be stable or to fall. The term structure risk premium is derived from the market insight that volatility futures contracts of different maturities have different prices, generally within a certain relationship depending on the market's volatility expectations. The relationship between the maturities and prices can be mapped along a curve called the term structure (see Box 2) and extracting the risk premium is a process of notionally

                                                                           IS-15

buying and selling the futures contracts along this curve in a way that is expected to result in gains (see Box 3).

The Carry Strategy reflects a notional short exposure to a Two-Month Constant
Maturity Portfolio coupled with a notional long exposure to a Three-Month
Constant Maturity Portfolio. The short exposure is meant to extract the term structure risk premium because the selling and buying (called rolling) of the
Two-Month Constant Maturity Portfolio is expected to generate gains (see Box
3). While these gains will be offset by losses expected in rolling the long exposure, these losses are expected to be less than the gains in rolling the short exposure in the market conditions when the Index signals suggest the
Index should be in the Carry Strategy, because the term structure curve is expected to be steeper at the shorter maturity than it is at the longer maturity. Even though losses are expected in the long exposure, the Carry
Strategy seeks to offset these losses with gains from the short exposure, with a goal of achieving overall net-neutral exposure to changes in volatility, except in certain instances described below.

Each of these Constant Maturity Portfolios is composed of two VIX futures contracts, with the weight of each futures contract in the portfolio adjusted daily in order for the relevant Constant Maturity Portfolio to maintain a time-weighted exposure of the applicable number of months (see Box 4).

The Carry Strategy sets the target weight of the long exposure to the
Three-Month Constant Maturity Portfolio at 100% (when the Index has fully shifted into the Carry Strategy) while varying the target weight of the short exposure to the Two-Month Constant Maturity Portfolio on a daily basis based on two factors: (i) the Beta, or volatility-adjusted correlation, between the levels of the Two-Month Constant Maturity Portfolio and that of the Three-Month
Constant Maturity Portfolio and (ii) the current steepness of the term structure of two-month to one-month VIX futures.

Adjustments based on the first factor are intended to help achieve a net-neutral volatility position of the two portfolios over the longer term.
Generally, price movements of the Two-Month Constant Maturity Portfolio and the
Three-Month Constant Maturity Portfolio are not completely correlated and the extent of the correlation changes based on the changes in the term structure of
VIX futures. In order

for notional gains and losses of the short exposure and the long exposure to offset each other, the Index adjusts the weighting of the short exposure, which typically has bigger expected price movements, on the expectation that the short exposure's bigger price movements but lesser weighting will approximate the expected smaller price movements but greater weighting of the long exposure. This attempt to reflect a net market-neutral volatility position can be modified by the second factor.

Box 2: Term Structure of VIX Futures

Term structure is a measure of the relationship between the level of VIX futures contracts and the length of their terms. The Index uses the ratio in price between a portfolio of longer-dated VIX futures contracts and a portfolio of shorter-dated VIX futures contracts to measure term structure. When the price of a longer-dated portfolio is greater than that of a shorter-dated portfolio, this means that the longer-dated futures contracts are more expensive than the shorter-dated contracts. In this case, the curve of the term structure is referred to as being upward sloping, which generally indicates an environment of stable or declining realized volatility. The curve will be steeper if the price of longer-dated contracts increases relative to shorter-dated contracts, which generally suggests declining volatility, and the curve flattens as the price of longer-dated contracts declines relatively, suggesting increasing volatility.

Upward-Sloping Term Structure Curve, Typically Observed in Stable or Falling
Realized Volatility Environment

When the price of a longer-dated portfolio is less than that of a shorter-dated portfolio, the curve of the term structure is said to be "inverted" or downward sloping. This generally indicates an environment of rising realized volatility.

                                                                           IS-16

Downward-Sloping Term Structure Curve Indicating Rising Realized Volatility Environment


Price of VIX Futures Contracts
Spot
1 month
2 months
3 months
4 months
5 months
Term of VIX Futures Contracts

Adjustments of the target weight of the short position based on the second factor are designed to adjust the risk in the short position and the potential in its roll yield. The term structure of VIX futures contracts historically tends to be steeper in the front-end and flatter in the back-end. Historically, the Two-Month Constant Maturity Portfolio rolls down a steeper term structure than the Three-Month Constant Maturity Portfolio. Adjustment to the target weight of the short position is designed to capitalize on the difference between the front-end and the back-end steepness of the VIX futures' term structure to produce positive roll yield, and to do so by leveraging up or down the short position based on the steepness of the current two-month to one-month term structure as compared with historical data.

The Long Volatility Strategy

The Long Volatility Strategy is designed to benefit from increases in market implied volatility by taking a long position in a portfolio of short-term VIX futures contracts, which will produce positive returns in an environment of rising implied volatility. However, short-term VIX futures contracts tend to be more volatile, and consequently, while they offer greater opportunity to enhance returns in a favorable volatility environment, they also subject the Index to greater potential risk of loss when volatility reverses course. Additionally, the Index can suffer losses because of the steep roll costs inherent in an upward-sloping term structure typical of a low or stable volatility environment, as there is no potential for offsetting negative roll yield as there is in the Carry Strategy.

The Long Volatility Strategy reflects a long position in a One-Month Constant Maturity Portfolio. The One-Month Constant Maturity Portfolio is also composed of two VIX futures contracts, with the weight of each futures contract in the portfolio adjusted daily in order for the portfolio to maintain a time-weighted exposure of one month.

Box 3: Short and Long Positions in Futures Contracts; Rolling

When an investor takes a short position in a volatility futures contract, it enters into an opposite position vis-a-vis a counterparty that takes a long position in the contract; and when it takes a long position, it enters into an opposite position vis-a-vis a counterparty that takes a short position in the contract. Because futures contracts will expire at the end of their term, if the investor wants to maintain its short or long position in the futures contract, it will need to switch its position from the existing contract to a new, longer-dated contract. This process is called "rolling." To roll an existing short position in a futures contract, the investor will open a short position in the new, longer-dated contract (i.e., sell the new contract short) and purchase a long position in the existing contract (to close out the current short position). To roll an existing long position in a futures contract, the investor will open a long position in the new longer-dated contract (i.e., buy the new contract) and sell its long position in the existing contract (to close out the current long position).

When an investor has a short position in a futures contract, in an environment where the value of the contract is declining, i.e., an upward-sloping curve, the investor will make a profit as a result of rolling its short position because the cost of purchasing the long position (to close out its short position on the existing contract) is lower than the price of the new short position (selling the longer-dated contract short). Such profit from rolling a futures contract is generally referred to as "positive roll yield." When the term structure curve is upward sloping, rolling a short position produces a positive roll yield, but rolling a long position will produce a negative roll yield or a roll loss. Since the Carry Strategy reflects both a notional short position and a notional long position, it will produce a profit if rolling its notional short position results in greater roll yield than the roll loss resulting from rolling its notional long position.

IS-17

Index Allocation, Rebalancing and Calculation

The Carry Strategy and the Long Volatility Strategy are designed for different market conditions. The Index will move between the two strategies based on the
"Reallocation Signal." When the Index implements one strategy, it will reallocate index weight to the relevant portfolios of VIX futures contracts underlying such strategy. Generally speaking, the Index will begin to implement the Long Volatility Strategy when certain criteria are met that may broadly indicate a sharp increase in market expectations of volatility. When the criteria are not met, indicating stable or falling implied volatility and, consequently, a high cost of carrying short-term VIX futures contracts, the
Index will shift toward the Carry Strategy.

The Reallocation Signal will indicate a shift into the Long Volatility Strategy and therefore a reallocation of index target weights to the One-Month Constant
Maturity Portfolio when two conditions are satisfied: first, the return of the
VIX Index over the past 21 business days calculated on an annualized basis is more than 2 times the standard deviation of returns of the VIX Index during the same period calculated on an annualized basis, indicating a jump in the level of actual volatility, and second, the spot VIX value (that is, the current value of the VIX Index) is above the one-month forward VIX level interpolated from the applicable VIX futures contracts, indicating a rise in market implied volatility, in each case, for a rolling four business day period. In turn, the
Reallocation Signal will indicate a shift into the Carry Strategy and consequently prompt a reallocation of index target weights to the portfolios underlying the Carry Strategy when either of the two conditions is not met for a rolling four business day period.

The rationale behind these shifts is to manage the portfolios in the context of the expected "mean reversion" of volatility. Mean reversion is a process by which prices, returns or volatility eventually move back toward their historical mean or average. The mean reversion principle would imply that when volatility spikes, it will tend to decline afterwards; and when it drops dramatically, it will tend to bounce back. As a result, mean reversion would indicate that changes in volatility tend to be less pronounced over a longer period of time than over a shorter period of time. The Reallocation Signal attempts to identify periods when current returns on the VIX Index are significantly higher than in the recent past and when the current VIX

Index level is higher than its projected level in the near future, both of which should mean that current volatility is high and the Index should benefit from the Long Strategy. The absence of these conditions should indicate stable volatility, in which case the Index would be better placed in the Carry
Strategy. This mean reversion pattern also provides the opportunity to benefit from roll yield in the Carry Strategy, because, during conditions of stable volatility, the market expects volatility to rise in the future which makes longer-dated VIX futures contracts more expensive and results in the upward-sloping term structure described in Box 2. If the VIX futures market is such that the term structure is relatively flat, the Index value could decline because there is less opportunity for the Carry Strategy to be successful or to offset the Index's costs.

The determination of whether to reallocate target weights on a given business day is based on the previous business day's signal. After four consecutive business days of a consistent signal, a reallocation will occur on the fifth business day after the signal was first triggered. Changes in target weights due to reallocations will occur in daily increments of 25%. As a result, it will take eight business days from the business day on which the daily signal was first triggered to switch completely from one index strategy to the other.
If, during the reallocation process, a consistent signal fails to appear on any of the four business days, the reallocation process will cease, and the Index will remain in the then-existing allocation among the different portfolios of
VIX futures contracts until a consistent signal next appears for four consecutive business days.

As a result of the changes in value of the Constant Maturity Portfolios, the actual weights of the portfolios will differ from their respective target weights. Thus, in addition to the reallocation of target weights of the portfolios discussed above, the weights of the three portfolios are subject to rebalancing as a result of the difference between their actual weights and target weights. For example, suppose the Index is allocated 25% to the Long
Volatility Strategy and 75% to the Carry Strategy on a given business day,(1)
and because of the absence of a consistent signal indicating greater

(1) Within the Carry Strategy, the long position in the Three-Month
Constant Maturity Portfolio will be allocated 100% of the 75% target weight of the Carry Strategy, and the short position in the Two-Month Constant Maturity
Portfolio will be allocated a percentage between 0 and -100% of the 75% target weight of the Carry Strategy.

                                                                           IS-18

allocation to one strategy and less allocation to the other strategy, the Index will remain in this allocation for at least the next four business days. During this period, the prices of the three Constant Maturity Portfolios will change because of movements of the prices of the VIX futures contracts. If the price movements of the VIX futures contracts have resulted in the deviation of the actual weights of the Constant Maturity Portfolios (calculated by dividing the market value of the notional investments (or notional short position in the case of the Two-Month Constant Maturity Portfolio) in the relevant Constant
Maturity Portfolio by the market value of the total notional holding of the
Index) from their respective target weights, and if certain conditions are satisfied as described below, the weights of the Constant Maturity Portfolios will be rebalanced to match their respective target weights.

For the One-Month Constant Maturity Portfolio, no such rebalancing is necessary when the Index is fully in the Long Volatility Strategy, since the actual weight of the One-Month Constant Maturity Portfolio will always match its target weight of 100%. However, if the Index is allocated between the Long
Volatility Strategy and the Carry Strategy, and as a result, the target weight of the One-Month Constant Maturity Portfolio is less than 100%, the weight of the One-Month Constant Maturity Portfolio will be rebalanced daily to match its target weight, subject to the maximum daily change of 25%. On the other hand, whenever the Index is at least partially allocated to the Carry Strategy, the weights of the Two-Month Constant Maturity Portfolio and the Three-Month
Constant Maturity Portfolio may potentially be rebalanced on any business day as follows: if on the immediately preceding business day, the Reallocation
Signal indicates a shift into the Long Volatility Strategy, the weights of the two portfolios will be rebalanced to match their respective new target weights;
otherwise, no rebalancing will happen, unless, on the immediately preceding business day, (i) the difference between their respective actual weights and target weights is greater than 10% of their respective target weights, or (ii)
the actual weight of the Two-Month Constant Maturity Portfolio is less than or equal to a specified level (generally -100%) or the actual weight of the
Three-Month Constant Maturity Portfolio is greater than or equal to a specified level (generally 100%).

The return of the Index on each business day is the weighted return of the
Constant Maturity Portfolios, net of transaction costs described below.

Box 4: The Constant Maturity Portfolios

The Constant Maturity Portfolios are constructed in order to track the forward implied volatility of a specified number of months. For instance, the Two-Month
Constant Maturity Portfolio is used to assess the market's expectation of volatility in 2 months' time. While futures contracts with different tenors are traded, their expiries are spaced a month apart, and accordingly it is rare that there is an existing contract with a time-to-expiration of exactly two months. As a result, on any given day, the portfolio consists of the two closest VIX futures contracts that bracket a 42 business day (two month)
constant maturity. The weight given to the two contracts in calculating the level of the portfolio depends on the closeness of their respective time-to-expiration to the two-month maturity day, with a higher weighting assigned when the contract is closer to the two-month maturity. The goal is to weight the two contracts such that, when combined, the portfolio would have an overall average maturity of two months.

Transaction Costs

A transaction cost of 0.20% is applied daily to the aggregate notional amount of each of the VIX futures contracts notionally traded (i) on each trading day when the weights of the VIX futures contracts within each Constant Maturity
Portfolio are adjusted in order to maintain their respective time-weighted, or constant maturity, exposures, (ii) on each rebalancing day when the weights of the Constant Maturity Portfolios are rebalanced to match their respective target weights and (iii) on each business day when the target weights of the portfolios are adjusted as a result of index reallocation between the two strategies based on the Reallocation Signal. Because the costs of rolling VIX futures contracts are subtracted from the value of the Index each trading day and upon each index rebalancing or reallocation, the Carry Strategy or the Long
Volatility Strategy, as applicable, has to be sufficiently successful to offset these costs and avoid a negative return.

                                                                           IS-19

Index Adjustment Events

Upon the occurrence of certain events that would disrupt the maintenance or calculation of the Index (each such event, an "Index Adjustment Event"), the
Index Sponsor, at its sole discretion, may make certain adjustments to the
Index to ensure that the Index continues to reflect, as closely as possible, its value had no Index Adjustment Events occurred.

Each of the following events is an Index Adjustment Event: [] Price Source
Disruption: A Price Source Disruption occurs if the Index Sponsor or the
Calculation Agent determines that any of the source data required to calculate the Index are not available.

This may include the published level of the VIX Index and published settlement prices of VIX futures. A Price Source Disruption also includes any permanent or prolonged suspension of the VIX Index.

[]   Material Change in VIX Index Methodology: A Material Change in VIX Index
     Methodology occurs if the Index Sponsor determines that there has been a material change to the methodology used to calculate the VIX Index or there has been a material change in the VIX Index.

[]   Material Change to the Underlying Instruments: A Material Change to the
     Underlying Instruments occurs if the Index Sponsor determines that there has been a material change to the terms of the underlying VIX futures contracts.

[]   Termination of Data License: A Termination of Data License occurs if the
     Index Sponsor determines there has been a termination, revocation or suspension of any third party license agreement or permission pursuant to which data is supplied to compile or calculate the target weights of the
     Constant Maturity Portfolios underlying the Index (including any license agreement relating to the Index Sponsor's use of the VIX Index).

[]   Change in Law: A Change in Law occurs if there has been a change in applicable law or regulation that prevents the Index Sponsor and/or the
     Calculation Agent from calculating the Index or hedging the Index's positions in any underlying instrument.

[]   Hedging Disruption: A Hedging Disruption occurs if the Index Sponsor determines that market participants would be unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transactions or instruments it deems necessary to hedge its position in relation to any securities issued or other relevant transactions relating to or calculated by reference to the Index; or (ii) realize, recover or remit the proceeds of any such transactions or instruments.

[]   Significant Adverse Index Event: A Significant Adverse Index Event occurs if the Index Sponsor determines that there has been an abnormally large intraday move in VIX futures that could cause the Index to lose all or substantially all of its value intraday.

[]   Force Majeure Event: A Force Majeure Event occurs if the Index Sponsor determines that an event or circumstance has occurred or is present that is beyond the reasonable control of the Index Sponsor and as a result of which the Index Sponsor and/or the Calculation Agent cannot calculate, publish or take any other necessary action in relation to, the Index. Such event or circumstance may include (without limitation) a systems failure, fire, building evacuation, natural or man-made disaster, act of state, armed conflict, act of terrorism, riot or labor disruption.

In the event of the occurrence of any of the Index Adjustment Events, the Index
Sponsor may in its sole discretion: [] provide data from alternative sources
(including Reuters, Bloomberg and/or Morgan Stanley data) to the Calculation
Agent and/or direct the Calculation Agent to make such determinations and/or adjustments as it considers appropriate to determine the value of the Index by reference to the prevailing market conditions and the relevant last available traded or published price; [] make such determinations and/or adjustments to the methodology and/or the underlying instruments of the Index as it deems necessary; [] defer or direct the Calculation Agent to defer the availability of the Index until the next business day

                                                                           IS-20

on which no Index Adjustment Event has occurred or is continuing; or []
permanently cease to calculate and make available the Index.

Index Sponsor and Calculation Agent

The Index has been developed by Morgan Stanley and Co. LLC (the "Index Sponsor"
or "Morgan Stanley") and is calculated and published on each business day by
Morgan Stanley and Co. LLC and may be calculated by one if its affiliates as an alternative calculation agent (the "Calculation Agent").

                                                                           IS-21

[C] 2014 Morgan Stanley